UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

Eiger BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Cambridge Avenue, Suite 350 Palo Alto, California	94306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 272-6138

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On December 30, 2016, Eiger BioPharmaceuticals, Inc. (the “Company”) and its domestic subsidiaries (together with the Company, the “Borrower”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, as the collateral agent and lender (the “Lender”), pursuant to which the Lender has agreed to lend to the Borrower up to $25.0 million in a series of term loans. On December 30, 2016, the Borrower borrowed $15.0 million from the Lender (the “Term A Loan”).

Under the terms of the Loan Agreement, the Borrower may, at its sole discretion, borrow from the Lender up to an additional $10.0 million following the achievement of certain milestone events until the earlier of 60 days thereafter or March 31, 2018 (“Term B Loan” and together with Term A Loan, the “Term Loans”). The milestone events for the Term B Loan are the achievement of (1) positive final data from the Company’s lonafarnib Phase 2 LOWR-HDV-2,3,4 trials in hepatitis delta virus (“HDV”), and (2) positive data from at least one of the following programs (i) pegylated interferon lambda 1a LIMT-HDV Phase 2 trial in HDV, (ii) Exendin Phase 2 trial in post-bariatric surgery associated hypoglycemia under the Company’s own IND, (iii) ubenimex LIBERTY Phase 2 trial in pulmonary arterial hypertension, or (iv) ubenimex ULTRA Phase 2 trial in lymphedema.

The Borrower may use the proceeds from the Term Loans solely for working capital and to fund its general business requirements. The Borrower’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the Borrower’s current and future assets, other than its intellectual property. The Borrower has also agreed not to encumber its intellectual property assets, except as permitted by the Loan Agreement.

All of the Term Loans mature on July 1, 2021 (the “Maturity Date”) and will be interest-only through August 1, 2018, (the “Amortization Date”), provided that if the Borrower draws the Term B Loan, the Amortization Date will be February 1, 2019, and will be followed by 36 equal monthly payments, if the Amortization Date is August 1, 2018, or 30 equal monthly payments if the Amortization Date is February 1, 2019, of principal and unpaid accrued interest. The Term Loans will bear interest at a floating per annum rate equal to the sum of (i) the greater of (a) the 30 day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (b) 0.54% plus (ii) 6.41%.

The Borrower paid the Lender a facility fee of $75,000 on December 30, 2016, and will be required to pay the Lender a facility fee of $50,000 on the funding date of the Term B Loan. The Borrower will be required to make a final payment of 7.50% of the principal amount of all Term Loans borrowed, payable on the earliest of (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of the Term Loans. The Borrower may prepay all, but not less than all, of the borrowed amounts upon 30 days’ advance written notice to the Lender, provided that the Borrower will be obligated to pay a prepayment fee equal to (i) 3.00% of the applicable Term Loan prepaid on or before the first anniversary of the applicable funding date, (ii) 2.00% of the applicable Term Loan prepaid on or before the second anniversary of the applicable funding date, and (iii) 1.00% of the applicable Term Loan prepaid thereafter and prior to the Maturity Date (each, a “Prepayment Fee”).

While any amounts are outstanding under the Loan Agreement, the Borrower is subject to a number of affirmative and restrictive covenants, including covenants regarding dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Borrower is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions.

Upon the occurrence of certain events, including but not limited to the Borrower’s failure to satisfy its payment obligations under the Loan Agreement, the breach of certain of its other covenants under the Loan Agreement, or the occurrence of a material adverse change, the collateral agent will have the right, among other remedies, to declare all principal and interest immediately due and payable, and the Lender will have the right to receive the final payment fee and, if the payment of principal and interest is due prior to the Maturity Date, the applicable Prepayment Fee.

The foregoing is only a summary of the material terms of the Loan Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: January 5, 2017

	By:	/s/ James Welch
James Welch
Chief Financial Officer